Exhibit 12

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                                                                               Nine Months
                                                                                                                  Ended
(in thousands)                                                         Year Ended September 30,                  June 30
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                                                           2001       2002        2003      2004        2005       2006
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Fixed Charges Computation
  Interest expensed and capitalized                        $ 145      $ 417     $12,060    $13,857    $49,043    $ 26,239
  Amortized premiums, discounts, and capitalized
    expenses related to indebtedness                          79        136       3,857      6,031     10,634       2,231
  Reasonable approximation of interest within
    rental expense                                            20         72       1,139      1,462      2,433       2,266
                                                        ------------------------------------------------------------------
Total Fixed Charges                                          244        625      17,056     21,350     62,110      30,736

Preferred equity dividends                                   113          -           -          -          -           -
                                                        ------------------------------------------------------------------
Total Fixed Charges and Preferred Equity Dividends         $ 357      $ 625     $17,056    $21,350    $62,110    $ 30,736
                                                        ==================================================================

Earnings Computation
Pre-tax income from continuing operations before
  adjustment for minority interests in consolidated
  subsidiaries or income or loss from equity investees  $ 14,468    $40,236     $60,081   $105,107   $163,808   $ 106,474
Plus
     Fixed charges                                           357        625      17,056     21,350     62,110      30,736
Minus
     Interest capitalized                                      -          -         230        435        464         664
                                                        ------------------------------------------------------------------
Total Earnings                                          $ 14,825    $40,861     $76,907   $126,022   $225,454   $ 136,546
                                                        ==================================================================

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends                                41.53       65.38       4.51       5.90       3.63        4.44